UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2011

SPIRE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-12742	04-2457335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Patriots Park, Bedford, Massachusetts	01730-2396
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 275-6000

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 17, 2011, the Compensation Committee of the Board of Directors of Spire Corporation (the “Company”) approved an amendment to the Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little (the “Plan”) to permit Mr. Little to elect, subject to Compensation Committee approval, to receive all or any part of the deferred portion of his compensation under the Plan in shares of the Company's common stock in lieu of cash. The number of shares to be issued in lieu of such deferred compensation shall be equal to the dollar amount that would otherwise be credited to the Plan divided by the closing sale price per share of common stock on the date on which the Compensation Committee approves Mr. Little's election. The shares shall be issued under, and be subject to the terms, conditions and limitations of, the Company's 2007 Stock Equity Plan (the “2007 Plan”). The Plan permits one election to be made with respect to accumulated deferred compensation for 2010 and 2011 and, commencing in 2012, elections shall be made on a quarterly basis. All such elections shall be subject to and be contingent upon approval of the Compensation Committee. On November 17, 2011, Mr. Little elected to receive aggregate accumulated deferred compensation of $500,000 for 2010 and 2011 in shares of common stock (and the Compensation Committee approved such election), which, based on the closing sale price of the Company's common stock on such date ($0.78), is equal to approximately 641,025 shares. Because of limitations on awards under the 2007 Plan, Mr. Little is entitled to have 200,000 of such shares credited to the Plan in 2011.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.41	Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little (Amended and Restated Effective as of November 17, 2011).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRE CORPORATION

Date: November 22, 2011	By:	/s/ Robert S. Lieberman
Robert S. Lieberman
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.41	Spire Corporation Non-Qualified Deferred Compensation Plan for Roger Little (Amended and Restated Effective as of November 17, 2011).